EXHIBIT 4.1

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN A MANNER CONSISTENT WITH THE SECURITIES ACT IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

$16,250,000	Original Issue Date: May 14, 2021

EMPIRE NEW MEXICO LLC
SENIOR SECURED CONVERTIBLE NOTE DUE December 31, 2021

THIS NOTE of Empire New Mexico LLC, a Delaware limited liability company (the “Company”), is designated as Senior Secured Convertible Note due December 31, 2021, in the original aggregate principal amount of Sixteen Million Two Hundred Fifty Thousand Dollars ($16,250,000) (the “Note”).

FOR VALUE RECEIVED, the Company promises to pay to the order of Energy Evolution Master Fund, Ltd., a Cayman Islands exempted company, or its registered assigns (the “Investor”), the principal sum of Sixteen Million Two Hundred Fifty Thousand Dollars ($16,250,000), plus any and all interest accrued thereon, on December 31, 2021 (the “Maturity Date”). This Note is subject to the following additional provisions:

1.               Definitions. In addition to the terms defined elsewhere in this Note, the following terms have the meanings indicated below:

“Change of Control” shall mean (a) any sale or disposition of all or substantially all of the assets of the Parent or the Company to a third party in one or a number of related transactions, (b) any merger of the Parent or the Company with or into another corporation in which the holders of the Parent’s Common Stock or the Company’s ownership interest immediately prior to the consummation of the merger do not control 50% of the surviving entity, or (c) the acquisition in one or a number of related transactions by any Person or “group” of persons (as such term is defined in Section 13(d) and 14(d) of the Exchange Act, and the related regulations) who have expressed intent to control the affairs of the Parent or the Company of more than 50% of the total voting power of outstanding voting securities of the Parent or the Company.

“Common Stock” means the common stock of the Parent, $0.001 par value per share, and any securities into which such common stock may hereafter be reclassified.

“Conversion Date” means the date a Conversion Notice together with the Conversion Schedule is delivered to the Company in accordance with Section 5(a).

“Conversion Notice” means a written notice in the form attached hereto as Exhibit A.

“Conversion Price” means the lesser of (a) $1.25 and (b) the price per share of Common Stock offered by the Parent in any capital raise after the Original Issue Date, subject to adjustment from time to time in accordance with Section 10, Section 12, and Section 13.

“Debt” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, and (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than unsecured accounts payable incurred in the ordinary course of business and no more than ninety (90) days past the date of the invoice therefor).

“Maximum Convertible Amount” means as of the date of determination, 40% of the principal amount of this Note then outstanding ($6,500,000 if no prepayments) (or, if less, the entire outstanding principal amount of the Note on the date of conversion) together with any accrued hereunder at such time, subject to adjustment from time to time in accordance with Section 13.

“Original Issue Date” has the meaning set forth on the face of this Note.

“Parent” means Empire Petroleum Corporation, a Delaware corporation and the parent of the Company.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not quoted on a Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by OTCQB (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the OTCQB, the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market or the NASDAQ SmallCap Market on which the Common Stock is listed or quoted for trading on the date in question.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the Note and payment of interest thereunder.

2.               Interest. The aggregate unconverted and outstanding principal amount of this Note shall accrue interest at the rate of 3.8% per annum, until the Maturity Date. After the Maturity Date, the Note shall bear interest at the rate of 6.8% per annum. Interest shall be paid in a lump sum on the Maturity Date and calculated on the basis of a 360-day year for the actual number of days elapsed and shall accrue daily commencing on the Original Issue Date and be compounded monthly on the first day of each calendar month.

3.               Registration of the Note. The Company shall register the Note upon records maintained by the Company for that purpose (the “Note Register”) in the name of each record Investor thereof from time to time. The Company may deem and treat the registered Investor of this Note as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest hereon, and for all other purposes, absent actual notice to the contrary from such record Investor.

4.               Registration of Transfers and Exchanges. The Company shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Company at its address for notice set forth herein. Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new debenture, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Investor. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Investor surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange. The Company agrees that its prior consent is not required for the transfer of any portion of this Note.

5.               Conversion. All or any portion of up to the Maximum Convertible Amount shall be convertible into shares of Common Stock at the Conversion Price, at the option of the Investor, at any time and from time to time from and after the Original Issue Date. For the avoidance of doubt, the remaining unconverted principal amount (at least $9,750,000 if no prepayments) remains payable in cash. The Investor may effect conversions under this Section 5, by delivering to the Company a Conversion Notice together with a schedule in the form of Schedule 1 attached hereto (the “Conversion Schedule”). If the Investor is converting less than all of the Maximum Convertible Amount, the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to the Investor a Conversion Schedule indicating the Maximum Convertible Amount which has not been converted.

6.               Mechanics of Conversion.

(a)            The number of Underlying Shares issuable upon any conversion hereunder shall equal the outstanding principal amount of this Note to be converted, divided by the Conversion Price on the Conversion Date, plus the amount of any accrued but unpaid interest on this Note through the Conversion Date, divided by the Conversion Price on the Conversion Date.

(b)            The Parent shall, by the third Trading Day following each Conversion Date (and on the Company Conversion Date), issue or cause to be issued and cause to be delivered to or upon the written order of the Investor and in such name or names as the Investor may designate a certificate for the Underlying Shares issuable upon such conversion. Such certificate shall be issued with a restrictive legend if applicable. The Investor, or any Person so designated by the Investor to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of such Conversion Date.

(c)            The Investor shall not be required to deliver the original Note in order to effect a conversion hereunder. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the Note and issuance of a New Note representing the remaining outstanding principal amount.

7.               Ranking; Security; Other Rights.

(a)            This Note ranks senior in all respects to all existing and hereafter created unsecured Debt of the Company.

(b)            The Company will not, directly or indirectly, enter into, create, incur, assume, or suffer to exist any unsecured Debt of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is senior in any respect to the Company’s obligations under the Note. The repayment of the Note shall be secured by the following (the items and types of collateral described herein being collectively referred to as the “Collateral”) pursuant to: (i) a mortgage lien (as applicable) encumbering the Company’s oil, gas and other leasehold and mineral interests situated in the State of New Mexico on a first priority basis in form and substance reasonably acceptable to the Company and the Investor, and (ii) a first priority security interest in substantially all of the Company’s personal property related to such mortgaged properties according a pledge, security agreement and assignment instrument in form and substance reasonably acceptable to the Company and the Investors. The Company shall execute such financing statements, letters in lieu of production forms, assignments, notices, and other documents and instruments as shall be necessary or appropriate to perfect the security interests thus created. The Company hereby acknowledges that all of the Collateral is granted to the Investor as security for the repayment of all Debt under the Note.

(c)            In the event any proceeds are received by the Company in connection with the sale of or casualty or condemnation proceedings related to the undivided interest in any of the above described mortgaged properties is sold or the Company receives any debt or equity proceeds, then, subject to the terms of the Letter Agreement dated as of the Original Issue Date between the Company and the Investor, 100% of such proceeds shall be applied initially to the outstanding principal balance of the Note, then to accrued interest under the Note, until the Note and all accrued interest thereon have been paid in full.

(d)            No later than 30 days after the end of each calendar month, the Company shall provide the Investor reports regarding leases in the same form as they are received by the operator under each applicable operating agreement applicable to the mortgaged properties.

8.               Charges, Taxes, and Expenses. Issuance of certificates for Underlying Shares upon conversion of (or otherwise in respect of) this Note shall be made without charge to the Investor for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company; provided, however, that the Parent or the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Underlying Shares or the Note in a name other than that of the Investor. The Investor shall be responsible for all other tax liability that may arise as a result of holding or transferring this Note or receiving Underlying Shares in respect hereof.

9.               Reservation of Underlying Shares. The Parent covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) this entire Note (taking into account the adjustments of Section 10). The Parent covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

10.            Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 10.

(a)            Stock Dividends and Splits. If the Parent, at any time while this Note is outstanding: (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)            Pro Rata Distributions. If the Parent, at any time while this Note is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case,

“Distributed Property”), then, at the request of the Investor delivered before the 90th day after the record date fixed for determination of shareholders entitled to receive such distribution, the Parent will deliver to the Investor, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that the Investor would have been entitled to receive in respect of the Underlying Shares for which this Note could have been converted immediately prior to such record date. If such Distributed Property is not delivered to the Investor pursuant to the preceding sentence, then upon any conversion of this Note that occurs after such record date, the Investor shall be entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion, the Distributed Property that the Investor would have been entitled to receive in respect of such number of Underlying Shares had the Investor been the record holder of such Underlying Shares immediately prior to such record date. Notwithstanding the foregoing, this Section 10(b) shall not apply to any distribution of rights or securities in respect of adoption by the Parent of a shareholder rights plan, which events shall be covered by Section 10(a).

(c)            Fundamental Transactions. If, at any time while this Note is outstanding, (i) the Parent effects any merger or consolidation of the Parent with or into another Person, (ii) the Parent effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Parent or another Person) is completed pursuant to which holders of Common Stock tender or exchange their shares for other securities, cash or property, or (iv) the Parent effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 10(a) above) (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Note, the Investor shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the Parent shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Investor shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction.

(d)            Reclassifications; Share Exchanges. In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control transactions), the Investor shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Investor shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Parent into which such shares of the Note could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

(e)            Calculations. All calculations under this Section 10 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Parent, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f)             Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 10, the Parent at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Parent will promptly deliver a copy of each such certificate to the Investor.

(g)            Notice of Corporate Events. If the Parent (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Parent or any subsidiary of Parent, (ii) authorizes and publicly approves, or enters into any agreement contemplating or solicits shareholder approval for any Fundamental Transaction or (iii) publicly authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Parent, then the Parent shall deliver to the Investor a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Parent will take all steps reasonably necessary in order to insure that the Investor is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

11.            Fractional Shares. The Parent shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of this Note. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of this Note or payment of interest hereon, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

12.            Prepayment. This Note may be prepaid without the consent of the Investor without penalty, provided, however, Borrower must provide the Investor at least 30 days’ prior written notice of any such prepayment so the Investor may exercise its conversion rights hereunder. Borrower shall use commercially reasonable best efforts to prepay the outstanding principal amount of this Note on or before September 30, 2021.

13.            Registration Statement. The Parent shall use commercially reasonable best efforts to cause a registration statement on Form S-3 to be filed with Securities Exchange Commission within 90 days after the Original Issue Date for (a) all Common Stock owned by the Investor and all Common Stock underlying warrants owned by the Investor and (b) the Common Stock and Common Stock underlying warrants issued by the Parent in its private offering that closed on or about March 30, 2021 (the “Registration Statement”).

14.            Conversion Adjustments.

(a)            If any principal amount of this Note remains outstanding on October 1, 2021, then on such date the otherwise effective Conversion Price will be automatically reduced by $0.25. In the event any principal amount of this Note remains outstanding on October 1, 2021 and prior to such time there has been any conversion of this Note pursuant to Section 5, the Parent shall cause such additional Common Stock to be issued to the Investor so that effective Conversion Price in connection with such prior conversion was $0.25 lower.

(b)            If the Registration Statement does not become effective within 120 days after the Original Issue Date:

(i)        the Maximum Convertible Amount shall increase to 50% of the principal amount of this Note then outstanding ($8,125,000 if no prepayments) (or, if less, the entire outstanding principal amount of the Note on the date of conversion); and

(ii)        on such date, the otherwise effective Conversion Price will be automatically reduced by $0.25. In the event the Registration Statement does not become effective within 120 days after the Original Issue Date and prior to such time there has been any conversion of this Note pursuant to Section 5, the Parent shall cause such additional Common Stock to be issued to the Investor so that effective Conversion Price in connection with such prior conversion was $0.25 lower.

(c)            Adjustments to the Conversion Price under Section 14(a) or Section 14(b)(ii) shall be non-cumulative, i.e., if an adjustment has become effective under either provision no further adjustment shall occur under the other.

(d)            In the event the Parent conducts any capital raise after the Original Issue Date for less than $1.25 per share of Common Stock and prior to such time there has been any conversion of this Note pursuant to Section 5, the Parent shall cause such additional Common Stock to be issued to the Investor so that effective Conversion Price in connection with such prior conversion was the lowest price per share of Common Stock paid in connection with any such capital raise.

15.            Board Seats. The Parent acknowledges and agrees that it has already agreed to take commercially reasonably efforts to cause two designees of an affiliate of the Investor to be appointed to the Parent’s Board of Directors. The Parent shall take commercially reasonable best efforts to (a) cause the number of members serving on the Parent’s Board of Directors to be increased to six, (b) cause an additional designee of the Investor or its affiliate to be appointed to the Parent’s Board of Directors, and (c) cause one of the designated directors of the Investor or its affiliate to be appointed the Chairman of the Parent’s Board of Directors with the power to cast the deciding vote in case of a deadlocked board vote. The right granted to the Investor pursuant to this Section 15 will be effective as of the Original Issue Date and continue even after repayment of this Note.

16.            Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice or the Company Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, Empire New Mexico LLC, 2200 S. Utica Place, Suite 150, Tulsa Oklahoma 74114, attention Chief Executive Officer and President, (ii) if to the Investor, to the address or facsimile number appearing on the Company’s shareholder records or such other address or facsimile number as the Investor may provide to the Company in accordance with this Section.

17.            Miscellaneous.

(a)            This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)            Subject to Section 17(a) above, nothing in this Note shall be construed to give to any person or corporation other than the Company and the Investor any legal or equitable right, remedy, or cause under this Note. This Note shall inure to the sole and exclusive benefit of the Company and the Investor.

(c)            All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal Proceeding. The prevailing party in a Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

(d)            The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(e)            In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(f)             No provision of this Note may be waived or amended except (i) in accordance with the requirements set forth in the Purchase Agreement, and (ii) in a written instrument signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(g)            To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or Proceeding that may be brought by any Investor in order to enforce any right or remedy under the Note. Notwithstanding any provision to the contrary contained in the Note, it is expressly agreed and provided that the total liability of the Company under the Note for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to the Note from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Investor with respect to indebtedness evidenced by the Note, such excess shall be applied by such Investor to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Investor’s election.

IN WITNESS WHEREOF, the Company have caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

EMPIRE NEW MEXICO LLC

By:	/s/ Michael Morrisett
Name: Title:	Michael Morrisett President

Acknowledged and agreed:

EMPIRE PETROLEUM CORPORATION

By:	/s/ Thomas Pritchard
Name: Title:	Thomas Pritchard CEO

EXHIBIT A

CONVERSION NOTICE

(To be Executed by the Registered Investor
in order to convert the Note)

The undersigned hereby elects to convert the principal amount of Note indicated below, into shares of Common Stock of Empire Petroleum Corporation, as of the date written below. If shares are to be issued in the name of a Person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Investor for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Note.

Conversion calculations:
Date to Effect Conversion

Principal amount of Note owned prior to conversion

Principal amount of Note to be Converted

Principal amount of Note remaining after Conversion

Number of shares of Common Stock to be Issued

Name of Investor

By:
Name: Title:

Schedule 1

Empire Petroleum Corporation
Senior Secured Convertible Note due December 31, 2021

CONVERSION SCHEDULE

This Conversion Schedule reflects conversions made under the Note.

Dated:

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion